This is the form of a material change report required under section 85(1) of the Securities Act and section 151 of the Securities Rules

BC FORM 53-901F (Previously Form 27)

SECURITIES ACT

MATERIAL CHANGE REPORT

NOTE:       This form is intended as a guideline. A letter or other document may be used if the substantive requirements of this form are complied with.

NOTE:       If this report is filed on a confidential basis, put at the beginning of the report in block capitals "CONFIDENTIAL - SECTION 85", and file in an envelope marked "Confidential" Attention: Supervisor, Financial Reporting:.

1. Reporting Issuer

The full name and address of the principal office in Canada of the reporting issuer is:

Atna Resources Ltd.

1550-409 Granville Street

Vancouver, B.C. V6C 1T2

2. Date of Material Change

The date of the material change is October 28, 2003.

3. Press Release

The date and place of issuance of the press release(s) issued under section 85(1) of the Act is/are as follows:

Date of Issuance:                       October 28, 2003

Place of Issuance:                      Vancouver, British Columbia

4. Summary of Material Change

The Issuer has negotiated a brokered private placement transaction for up to 5,714,286 units (the “Units”), at $0.35 per Unit to net the treasury an aggregate of up to $2,000,000.10, subject to the payment of a commission.

5. Full Description of Material Change

The Issuer has negotiated a brokered private placement (the “Offering”) for up to 5,714,286 units (the “Units”) at $0.35 per Non-FT Unit to net the treasury an aggregate of up to $2,000,000.10. Each Unit is comprised of one common share (a “Share”) and one-half of one non-transferable share purchase warrant (a “Warrant”) of the Issuer. One whole Warrant will entitle the holder to purchase one additional common share of the Issuer (a “Warrant Share”) for a period of 12 months from the date of closing of the transaction (the “Closing”) at $0.45 per Warrant Share.

Pacific International Securities Inc. (the “Agent”) will receive the following:

1. A corporate finance fee comprised of:

(a) $15,000 plus GST ($16,050); and

(b) 30,000 Units

and

2. A commission comprised of:

(a) a payment in cash and/or units (the “Agent's Units”), at the election of the Agent, equal to 10% of the gross proceeds from the sale of the Units; and

(b) an option (the “Agent's Option”) to purchase up to 10% of the number of Units sold pursuant to the Offering. The Agent's Option is exercisable into units (the “Agent's Option Units”) at a price of $0.425 per Agent's Option Unit for a period of 12 months from Closing.

The Agent's Units have the same terms and conditions as the Units. Each Agent's Option Unit is comprised of one common share (an “Agent's Share”) and one-half of one non-transferable share purchase warrant (an “Agent's Warrant”). Each Agent's Warrant entitles the Agent to purchase one additional common share (an “Agent's Warrant Share”) at a price of $0.45 per Agent's Warrant Share for a period of 12 months from Closing.

3. Reimbursement of the Agent's expenses to a maximum of $20,000.

The Agent also has an overallotment option (the “Greenshoe Option”) of up to 15% of the total Offering, resulting in aggregate gross proceeds of $2,300,000 if the Greenshoe Option is fully exercised.

The Shares, the Warrants and the Warrant Shares will be subject to a hold period of four months plus one day from Closing in accordance with the policies of the applicable regulatory bodies.

The proceeds from the private placement will be used for exploration and development and general working capital. The proceeds from the exercise of the Warrants and Agent's Option, if any, will provide general working capital.

The private placement transaction is subject to acceptance by the Exchange and any other regulatory authority having jurisdiction.

6. Reliance on Section 85(2) of the Act

Not applicable.

7. Omitted Information

No significant facts remain confidential and no information has been omitted in this report.

8. Senior Officers

The name and business telephone number of a senior officer of the Company who is knowledgeable about the material change and the report or an officer through whom the Commission may contact that senior officer is as follows:

Name:    David H. Watkins, President, or Michael Williams, Vice-President

Bus. Tel:   (604) 684-2285

9. Statement of Senior Officer

The foregoing accurately discloses the material change referred to herein.

Dated at Vancouver, British Columbia, this 30th day of October, 2003.

/s/ David H. Watkins

David H. Watkins, President